UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 24, 2012
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA 94608
(Address of principal executive offices)     (Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 24, 2012, Amyris, Inc. (the “Company”) completed the closing of a private placement of its common stock (the “Private Placement”) for aggregate proceeds of approximately $42.25 million ($37.25 million in new cash) pursuant to the Securities Purchase Agreement, dated as of December 24, 2012 (the “Purchase Agreement”), among the Company and certain investors listed therein.  The Company sold 14,177,849 shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”) in the Private Placement.  A portion of such shares were issued Total Gas & Power USA, SAS (“Total”) in exchange for cancellation of $5.0 million of an outstanding senior unsecured convertible promissory note previously issued by the Company to Total.  Under the Purchase Agreement and related documents, a portion of the proceeds ($15.0 million) will be funded by January 14, 2013; the remainder funded on December 24, 2012 or is expected to be funded by December 28, 2012.  The investors under the Purchase Agreement were the following existing stockholders of the Company:  Maxwell (Mauritius) Pte Ltd (Temasek); Biolding Investment SA (“Biolding”); Naxyris SA; Foris Ventures, LLC; Sualk Capital Ltd; TPG Biotechnology Partners II, L.P.; and Total (collectively, the “Equity Purchasers”).  The per share purchase and sale price for the shares of Common Stock purchased in the Private Placement was $2.98, based on the $2.97 consolidated closing bid price for the Common Stock on NASDAQ on December 21, 2012, the most recent consolidated closing bid price on NASDAQ at the time the Company and the Equity Purchasers entered into the Purchase Agreement, plus $0.01.

In connection with the Private Placement, the Company entered into a letter agreement, dated as of December 26, 2012 (the “Letter Agreement”), with Biolding.  Under the Letter Agreement, the Company acknowledged that Biolding’s initial investment of $10.0 million under the Purchase Agreement represented partial satisfaction of Biolding’s preexisting contractual obligation to fund $15.0 million upon satisfaction by the Company of certain criteria (the “Paraíso Criteria”) associated with the commissioning of the Company’s production plant at Paraíso Bioenergia in Brazil.  Pursuant to the Letter Agreement, Biolding would invest the remaining $5.0 million no later than March 31, 2013 following satisfaction of the Paraíso Criteria.

In connection with the Private Placement, the Company also entered into Amendment No. 2 to Amended and Restated Investors’ Rights Agreement dated as of December 24, 2012 (“Amendment 2” and the underlying agreement, as amended by Amendment No. 1 to Amended and Restated Investors’ Rights Agreement and by Amendment 2, the “Rights Agreement”).  Under the Rights Agreement, certain holders of the Company’s outstanding securities can request the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the shares of Common Stock held by (or issued upon conversion of other Company securities held by) the requesting holders.  Further, under the Rights Agreement, if the Company registers securities for public sale, the Company’s stockholders with registration rights under the Rights Agreement have the right to include their shares of Common Stock in the registration statement.  Additionally, holders of the Company’s outstanding securities with registration rights under the Rights Agreement can request that the Company register all or a portion of their Common Stock on Form S-3 if the Company is eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $2,000,000.  Amendment 2 extended such rights under the Rights Agreement to the Common Stock sold in the Private Placement to the Equity Purchasers.

Item 3.02.	Unregistered Sales of Equity Securities.

The sale and issuance of the shares of Common Stock in the Private Placement as disclosed in Item 1.01 of this Current Report on Form 8-K have been determined to be exempt from registration under the Act in reliance on Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date:  December 27, 2012                                                                    By:  /s/ Gary Loeb
Gary Loeb
SVP and General Counsel